Exhibit 99.1

Press Release

Action Products International Reports Preliminary Second Quarter Operating Results and Management Change

ORLANDO, FL – (MarketWire) – July 28, 2006 –Action Products International, Inc. (NASDAQ-CM:APII) announced today preliminary operating results. For the six months ended June 30, 2006 the company expects to report net sales of approximately $3.2 Million, a decline of $600,000 and expects a loss in excess of $0.20 per share. The Company expects to report earnings by August 7, 2006.

The Board of Directors has taken the resignation of Lawrence H. Bernstein the Company’s President and Chief Operating Officer, effective today. Mr. Bernstein became the Company’s President/COO in November 2005.

Ronald Kaplan, Chairman and Chief Executive Officer stated that, “Our cash flows from operations continue to improve as a result of process and technology initiatives implemented to improve the overall customer experience. Our balance sheet remains strong and initiatives are well under way to enhance our core business, expand and promote our brands.”

About Action Products International, Inc.

Action Products International, Inc, based in Orlando Florida is a toy manufacturer, emphasizing educational and positive play brands, including JAY JAY THE JET PLANE Wooden Adventure System, the I DIG ® series, Space Voyagers® “The most authentic Space Toys on the Earth,” ToddWorld™ soft play toys, Climb@Tron™ window-climbing robots, Curiosity Kits® and IMADETHAT™. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies and education markets in the United States and worldwide.

Contacts:	Adam Ben-Evi, SBW Alliance Group 407-574-7309
Premier Funding & Financial Marketing Services 480 649-8224
Kelly Black, President, kblack@premierfundingservice.com
Heather Kerwin, Investor Relations, hkerwin@premierfundingservice.com